Exhibit 99.1

MIMEDX ADOPTS LIMITED DURATION SHAREHOLDER RIGHTS PLAN

IN RESPONSE TO DELISTING FROM NASDAQ

Marietta, Georgia, November 7, 2018 — MiMedx Group, Inc. (NASDAQ: MDXG), a leading developer and marketer of regenerative and therapeutic biologics, today announced that its Board of Directors has unanimously authorized the adoption of a limited duration shareholder rights plan (the “Rights Plan”) following receipt of notification from The Nasdaq Stock Market LLC (“Nasdaq”) indicating that Nasdaq will suspend trading in the Company’s stock effective at the open of business on Thursday, November 8, 2018.

Charles R. Evans, Chairman of the Board, said, “The Rights Plan provides the Board with appropriate time to make informed decisions that are in the best long-term interests of MiMedx and our shareholders. This does not prevent us from considering any offer that is fair and maximizes value for our shareholders.”

The Rights Plan was adopted by the Board following evaluation and consultation with the Company’s advisors, and is similar to plans adopted by numerous publicly traded companies. Given the Company’s current market capitalization, the delisting of the Company’s common stock from Nasdaq and the anticipated substantial and volatile trading activity following Nasdaq’s suspension of trading in the Company’s stock, the Board determined that the Company and its shareholders are particularly vulnerable to a creeping acquisition of actual or de facto control, whereby an investor could acquire a substantial percentage of outstanding shares of MiMedx common stock prior to making any public disclosure regarding its control intent and without paying a control premium.

The Rights Plan is intended to enable all MiMedx shareholders to realize the full potential value of their investment in the Company and to protect the interests of the Company and its shareholders by reducing the likelihood that any person or group gains control of MiMedx through open market accumulation or other tactics without appropriately compensating all shareholders.

Pursuant to the Rights Plan, the Company will issue, by means of a dividend, one preferred share purchase right for each outstanding share of the Company’s common stock to shareholders of record on the close of business on November 19, 2018. Initially, these rights will not be exercisable and will trade with, and be represented by, the shares of the Company’s common stock.

Under the Rights Plan, the rights would become exercisable only if a person, group or persons acting in concert (each, an “acquiring person”) acquires beneficial ownership of 10% or more of MiMedx’s common stock in a transaction not approved by the MiMedx Board. In that situation, each holder of a right (other than the acquiring person, whose rights will become void and will not be exercisable) will have the right, upon payment of the exercise price and in accordance with the terms of the Rights Plan, to purchase additional shares of MiMedx common stock at a 50% discount.

Unless earlier redeemed, terminated or exchanged pursuant to the terms of the Rights Plan, the rights will expire at the close of business on November 6, 2019. The Board intends to terminate the Rights Plan before that date if the Board determines that there is no longer a threat to shareholder value.

If a shareholder beneficially owns 10% or more of the Company’s outstanding common stock at the time of the announcement of the Rights Plan, then that shareholder’s existing ownership percentage will be grandfathered, although, with certain exceptions, the rights will become exercisable if at any time after the announcement of the Rights Plan such shareholder increases its ownership of the Company’s common stock.

Further details about the Rights Plan will be contained in a Form 8-K to be filed by the Company with the Securities and Exchange Commission.

PJT Partners LP is serving as financial advisor to the Company. Sidley Austin LLP, Simpson Thacher & Bartlett LLP, and Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A. are serving as legal counsel to MiMedx.

About MiMedx

MiMedx® is a leading biopharmaceutical company developing and marketing regenerative and therapeutic biologics utilizing human placental tissue allografts with patent-protected processes for multiple sectors of healthcare. The Company processes the human placental tissue utilizing its proprietary PURION® process methodology, among other processes, to produce allografts by employing aseptic processing techniques in addition to terminal sterilization. MiMedx has supplied over 1.3 million allografts to date. For additional information, please visit www.mimedx.com.

Safe Harbor Statement

This press release includes forward-looking statements including statements regarding the Board’s intention to terminate the Rights Plan in certain circumstances. Forward-looking statements may be identified by words such as “believe,” “expect,” “intend,” “may,” “plan,” “potential,” “will,” “would” and similar expressions and are based on current beliefs and expectations. Forward-looking statements are subject to risks and uncertainties, and the Company cautions investors against placing undue reliance on such statements.

Actual results may differ materially from those set forth in the forward-looking statements as a result of various factors. There can be no assurance that the Board will terminate the Rights Plan prior to its expiration date. For more detailed information on the risks and uncertainties that may apply to the Company’s business and the ownership of Company common stock, please review the Risk Factors section of the Company’s most recent annual report filed with the SEC. Any forward-looking statements speak only as of the date of this press release, and except as required by law, the Company assumes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

Contact:

Robert P. Borchert

Vice President, Investor Relations

770-651-9383

rborchert@mimedx.com